UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012 (May 31, 2012)

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On May 31, 2012 at 10:00 AM (EDT), Gaylord Entertainment Company (the “Company”) hosted a conference call to discuss its decision to sell the Gaylord Hotels brand and management of its four hotels to Marriott International (“Marriott”) and its plans to reorganize and elect to be taxed as a real estate investment trust (“REIT”) effective January 1, 2013. A transcript of the call is attached as Exhibit 99.1 and incorporated herein by reference. The information contained in the transcript is a textual representation of the conference call. There may be material errors, omissions or inaccuracies in the textual representation of the conference call. The Company assumes no responsibility to correct or update the transcript. Users are advised to review the audio version of the conference call (which, as of the date hereof, is available via the Company’s Investor Relations website page at www.gaylordentertainment.com) and the Company’s other filings with the Securities and Exchange Commission (“SEC”) before making any investment or other decision with respect to the Company.

Cautionary Statement Concerning Forward-Looking Statements

The conference call (including the transcript thereof attached as Exhibit 99.1) contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the closing of the Marriott sale transaction and the fulfillment of conditions to the closing, the Company’s expectation to elect REIT status, the timing and effect of that election, the form, timing and amount of the special earnings and profits distribution, the anticipated amount of conversion and other costs relating to the transactions, the amounts of revenue and cost synergies, and other business or operational issues. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following risks and uncertainties: the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s stockholders or the private letter ruling from the IRS; the Company’s expectation to elect and qualify for REIT status, the timing and effect of that election; the Company’s ability to remain qualified as a REIT; the form, timing and amount of the special earnings and profits distribution; the Company’s and Marriott’s ability to consummate the sale; operating costs and business disruption may be greater than expected; and the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion.

Additional Information and Where to Find It

The Company expects to restructure its operations in connection with the proposed REIT conversion and as part of this restructuring it intends to prepare a proxy statement to be filed with the SEC. The Company plans to file with the SEC other documents regarding the REIT conversion. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE REIT CONVERSION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REIT CONVERSION. The final proxy statement will be mailed to the Company’s stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations website page at www.gaylordentertainment.com or by sending a written request to the Company’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Interests of Participants

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the REIT conversion. Information regarding the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed REIT conversion will be contained in the proxy statement to be filed by the Company with the SEC when it becomes available.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	Transcript of Conference Call on May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: May 31, 2012	By:	/s/ Carter R. Todd
	Name:	Carter R. Todd
	Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

99.1	Transcript of Conference Call on May 31, 2012

Exhibit 99.1

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

05-31-12/10:00 a.m. ET

Confirmation # 85155233

GAYLORD ENTERTAINMENT

Moderator:     Carter Todd

May 31, 2012

10:00 a.m. ET

Operator:	Welcome to Gaylord Entertainment’s investor and analyst conference call. Hosting the call today from Gaylord Entertainment are Mr. Colin Reed, Chairman and Chief Executive Officer, Mr. David Kloeppel, President and Chief Operating Officer, Mr. Mark Fioravnti, Executive Vice President and Chief Financial Officer, and Mr. Carter Todd, Executive Vice President and General Counsel.

Also joining is Mr. Arne Sorenson, President and Chief Executive Officer, Marriott international Inc. This call will be available for digital replay. The number is 800-585-8367 and the conference ID number is 85155233. At this time, all participants have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to Mr. Carter Todd. Sir, you may begin.

Carter Todd:	Thank you and good morning. My name is Carter Todd, and I am the General Counsel for Gaylord Entertainment Company. Thank you for joining us on our call today. You should be aware that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements, among others, regarding Gaylord Entertainment’s expected future financial performance. For this purpose, any statements made during this call that are not statements of historical fact may be deemed to be forward-looking statements.

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

05-31-12/10:00 a.m. ET

Confirmation # 85155233

Without limiting the foregoing, words such as believes, anticipates, plans, expects, and similar expressions are intended to identify forward-looking statements.

Examples of these statements include, but are not limited to, statements regarding the closing of the Marriott sale transaction and the fulfillment of conditions to the closing, our expectation to elect real estate investment trust status, the timing and effect of that election, the timing and amount of the special E&P distribution, our expectation regarding the declaration of regular quarterly distributions, the amount of conversion and other costs relating to transactions, the amount of revenue and cost synergies, and other business or operational issues.

You are hereby cautioned that these statements may be affected by the important factors, among others, set forth in Gaylord Entertainment’s filing with the Securities and Exchange Commission and in today’s press release, and consequently actual operations and results may differ materially from the results discussed or projected in the forward-looking statements.

Gaylord Entertainment undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. At this time I would like to turn the call over to our Chairman and Chief Executive Officer. Colin Reed.

Colin Reed:	Good morning everyone, and thank you for joining us on this important day for our Company. As the operator said, with me today is David Kloeppel, our President Chief Operating Officer, Mark Fioravanti, our Chief Financial Officer, and also joining us by phone this morning is Arne Sorenson, President and Chief Executive Officer of Marriott International. I am going to start the call by providing an overview of today’s announcement.

Then I will provide insight into the process that we went through to arrive at this decision, as well as why we believe Marriott is the ideal partner for our Company, and then I will turn the call over to Arne so he can provide you with Marriott’s perspectives on this deal, and then we will be happy to open up the call to your questions.

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

05-31-12/10:00 a.m. ET

Confirmation # 85155233

As you saw in our press release, we announced that after careful review and deliberation by our Board of Directors and input from advisors, we have agreed to sell the Gaylord Hotels brand and the rights to manage our four hotels to Marriott International. The deal includes an upfront payment of $210 million in cash, and assumes Marriott will begin managing our four hotels after a shareholder vote to be scheduled for the third quarter of 2012.

This vote will also enable us to recognize the Company under a new name as a real estate investment trust, effective January 1, 2013. As we have alluded to on our past earnings calls, over the past year we have been considering and evaluating the various ways by which we can unlock additional value for our shareholders.

Over the course of the past several months, we have conducted an extremely thorough review of potential strategic options to maximize value for our shareholders. At this stage, we are confident that we have fully evaluated the options available to us, and that today’s announcement represents the best decision for our Company and our shareholders, given where our industry sits in the hospitality recovery cycle. Before further discussing the details of this transaction, I would like to offer some insight around why we felt the need to make this change to our operating structure.

Over the past decade, we have successfully taken a one-hotel brand that was suffering from a lack of strategic direction and built it into one that is widely respected by our peers in the hospitality community and appreciated by our loyal customers.

By shedding nonstrategic assets, narrowing our focus on developing a portfolio of exceptional properties, unlike any other, and concentrating on consistently delivering solid financial results, even through the global economic recession, we were able to accomplish an exceptional amount as a Company.

Now, like any business, we certainly did not shoot a perfect game every time out, but prior to the recession our equity generally traded in line with the significant underlying value of our business and our one-of-a-kind assets.

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Confirmation # 85155233

However, over the past four years, this has not been the case. In the environment that we have seen during this time, access to capital has been limited, and as a result it has simply been impossible to access it and deploy it at the levels necessary to develop the convention-focused hotels brand on a scale that differentiates our business.

Furthermore, through the brand building chapter of our life, we created an organizational structure that drove the brand to emerge as one of the very best in it’s segment; but as growth in our Company slowed as a result of the recession, the inefficiency of our cost structure became very apparent, and both our trading multiple and stock price became quite erratic.

Thus, we came to the realization that we needed to look at an operating structure that is more tailored to these times. As we began to do so, it became clear to us that the consequences of not acting could result in some other entity making an offer to buy the Company at a price below what we believe its true value to be. That same entity will then do the same that we are proposing, i.e., cost reductions, and reap all the benefits for themselves.

Now, it is important that you know that we considered a range of options through this process, including the sale of the Company to both strategic and financial buyers, but in the final analysis our Board of Directors selected the option to become a REIT that we are now discussing. They believe it presents the best option for the shareholders to realize maximum value.

Now turning to why we settled on this particular path, our management team and Board of Directors focused on several key elements and beliefs. First and foremost, the belief that the hospitality industry is still in the early stages of recovery, a recovery that will be amplified by the fact that very little new competitive supply is coming into our markets.

As such, these extraordinary assets that we own will be worth much more in years to come, particularly if we are able to partner with a world-class operator to eliminate costs, grow revenues, and thus materially expand margins. As a REIT, investors will benefit directly from our dividend, as well

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as the increases in cash flow generated by an improving economic picture and operating improvements in our business.

Second, the belief that these assets are of great interest to the major hotel operators, and the rights to manage them would command an appropriate value. This belief has been validated by the fact that over the past several months we have held a robust auction for the management rights for these assets, and as a result we have negotiated a high value for these rights on behalf of our shareholders. Additionally, our processes revealed that several world-class operators desired to retain the Gaylord brand as part of the deal, a fact that underscores the value of the brand that we have worked so hard to create.

The opportunity to realize substantial cost savings and revenue enhancements due to Marriott’s scale and reach in the global hospitality industry was also a critical factor in our decision. As such, we expect that the level of cost synergy at both the property and corporate level to be quite significant.

Additionally, we see strong benefits for being aligned to the Marriott revenue-generating channels. Once all of this is executed, a very interesting company will emerge. The Company itself will be comprised of high-quality, high cash flowing resorts that we have already proven can sufficiently perform, even in the worst of economic times.

The overall result will be a low leverage, high dividend paying company that has the resources to grow. The opportunity to partner with a best-in-class operator in Marriott was another important factor in our decision-making process. Marriott is a recognized leader in the hospitality sector and highly regarded by meeting planners.

In fact, according to a recent survey conducted on behalf of Gaylord in February of this year, over 400 high-quality meeting planners ranked Marriott as the number one preferred brand overall in group segment. This makes us confident that our loyal customers will see this partnership as a positive development.

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Moderator: Carter Todd

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Confirmation # 85155233

We also expect Marriott to be able to drive additional transient demand to our properties through their expansive sales force and the attractiveness of their Marriott Rewards loyalty program. Given the exciting new offerings we have added to enhance our transient business in recent years, such as our partnership with Dreamworks and the development of our water park attractions at three of our resorts, we believe the Marriott leisure revenue channel will be a major benefit to our assets. Now let me hand over the call for a minute or two to Arne to provide his color on this morning’s announcements. Arne?

Arne Sorenson:	Thank you Colin, and congratulations to you and the entire team at Gaylord. I am very pleased to join Colin and his team today, and am particularly delighted to welcome Gaylord STARS to our family. This team has done a fabulous job creating the Gaylord brand while also creating significant guest preference and loyalty.

We have watched with admiration their progress in rolling out an attractive portfolio of well-positioned assets. Our cultures are much alike. Both companies understand the importance of engaged and motivated frontline staff in delivering outstanding service. We have always said that if you take care of the associate, they will take care of the guest.

Gaylord lives that creed as well. I cannot think of another company that is as good a cultural fit for Marriott as Gaylord. Like Gaylord, Marriott is a significant player in the meetings business with over 60 resort or convention hotels across four brands, but Gaylord adds something quite distinct – a brand targeted at very large meetings with all-in-one service offerings that makes it very simple to be a meeting planner.

We like the group business, and we have a great deal of experience in it. Combining room revenue with meaningful food and beverage, golf, spa, and other revenue, groups tend to be profitable for hotels year in and year out.

Noteworthy in this cyclical business, group demand tends to hold up well in periods of economic weakness. Gaylord has done an outstanding job positioning their hotels to pursue this attractive segment, but we also believe

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Moderator: Carter Todd

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Confirmation # 85155233

there is significant opportunity to add transient business and smaller groups to Gaylord hotels. With 38 million members, Marriott Rewards is a powerful marketing engine, encouraging hotel stays to earn points and driving hotel demand through point redemptions.

Marriott.com is the largest hotel Web site in the world, selling all our brands with one-stop shopping, and our unique sales force, organized around the guest, should also help to drive smaller groups to Gaylord hotels. Marriott pioneered the multibrand strategy for the lodging business 30 years ago.

We have demonstrated that it is possible for each brand to remain distinct and targeted at specific customer needs—all while benefiting from the best marketing engines, revenue management technology, and reservation systems. This drives shareholder value for us and for our owners. We look forward to Gaylord joining the Marriott family, and are incredibly excited about this opportunity.

Colin Reed:	Arne thank you, and we are delighted to be a partner with your great company. So now let me switch gears a second and touch on our proposed development in Aurora, Colorado for a moment. We continue to believe that this project will be transformational for the greater Denver meetings market and represents a significant growth opportunity for the region.

However, as a REIT we will no longer view large-scale development as a means for growth, and will not be proceeding with the Colorado project in the form previously anticipated. We will use the coming months to examine how the project could be completed with minimal financial commitment by our Company through the development phase.

This examination will be undertaken with investor expectations at the forefront, and we will keep you informed as this process evolves. For the next few months, our primary focus will be to capture the synergies that we have talked about this morning, work with the team at Marriott to transition these hotels in a manner that is seamless to the customer and to our frontline STARS, and complete our reorganization as a REIT. In time, we will also

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

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begin pursuing external acquisition opportunities that make sense for our new REIT and represents an attractive return on capital.

We will discuss these plans more once the conversion process is completed, but suffice to say that we will be prudent in these pursuits and not undertake any transactions that are not in the best interest of our shareholders. As you can see, we are quite excited about what this announcement means for our Company.

We are confident that we are making the right choices on behalf of the shareholders, and that we are positioning ourselves for near and long-term success.

Now let me touch on our outlook for ‘12 for a moment, as many of you have been wondering how this transaction will impact performance at our hotels for this year.

Now let me begin by saying that we believe that our hotels will continue to have a solid year. In fact, we believe that the impact of our partnership with Marriott will only help to expand the business that is already in good condition and strengthening.

We continue to see positive outside-of-the-room spending and advance booking trends in our business from both our group and leisure transient guests, and the initiatives we put in place to manage costs are helping to drive solid margin performance. While we are not updating full year ‘12 guidance to reflect the transaction, which we anticipate will occur in the early fourth quarter, our overall expectations for the performance of the business have not changed.

Therefore, we will update our guidance to reflect the impact of this transaction as we draw closer to the anticipated date of the transaction. Now before I open up the call for questions, let me take this opportunity to thank the other three hotel operators that bid on the management rights for our assets. While confidentiality agreements prevent me from naming them, they know who

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

05-31-12/10:00 a.m. ET

Confirmation # 85155233

they are, and I would like to thank them for their enthusiasm for this deal and the professionalism they displayed throughout the process.

It has been an extensive process that required a great deal of time and effort, and at the end of the day we believe Marriott was the right choice for these assets, but we continue to highly regard the other three parties that were involved. With that, I would like to open up the line for questions. Lynn, please, if you would do that, and Arne and I and the team here will be happy to take them.

Operator:	At this time we will open up the lines for the Q&A portion of the call. If you would like to pose a question at this time please press star followed by the number one on your telephone keypad now. We will pause for a moment to compile the Q&A roster.

And our first question comes from the line of Jeffrey Donnelly of Wells Fargo. Mr. Donnelly your line is now open.

Jeffrey Donnelly:	Good morning guys and congratulations I know it’s been a long process. I guess a few questions if I could for you Colin and then maybe for Arne, did you get the reaction of your shareholders and – team did you solicit feedback from them or does that remain to be heard from?

Colin Reed:	I will – let me give you my perspective, this is call and slightly different accent than Arnie. We keep in pretty close contact with our shareholders and whilst we have to be very cautious about selective disclosure, we can’t obviously do that with RegFD– we do communicate with our shareholders in terms of ways of unlocking value and we have had some discussions with our large shareholders over the course of the last month to two months.

Jeffrey Donnelly:	and do you talk a little bit about how you guys came up with the estimate of cost savings that comes from this transaction net of management fees because it is unavailable but margins I would’ve thought given when you look at the G&A load of the hotel REITs and maybe what the fees would be for the additional hotel management I guess I’m – I guess I want to know what the force was is that all cash?

GAYLORD ENTERTAINMENT

Moderator: Carter Todd

05-31-12/10:00 a.m. ET

Confirmation # 85155233

Colin Reed:	Happy to do that, let me – the answer is once we have – once we have dealt with the, the merging of our support systems into the Marriott support systems, these will be cash. Here’s the way to think about it, today we have a corporate overhead of which you see that number $45 million to $50 million in our published depending on whether it includes one-time costs are or not $45 million to $50 million that we have allocations to our hotels for all of the central services that we have, sales, marketing costs procurement costs, IT costs, accounting cost et cetera et cetera et cetera.

When you take the corporate costs would be allocated costs and then the SG&A in the hotels about $180 million there or thereabouts that’s what that aggregates two, now, the corporate structure of a REIT is going to be dramatically smaller than a C. corporation and so we estimate that there’s going to be somewhere in the $60 million, $17 million savings at the corporate level and then in the rest of it, the $130 million we estimate with the Marriott machine.

We believe that there will be approximately $20 million plus of savings after management fees. And we’re – I tell you Jeff, we’re pretty confident about this because when we went through this process, the same process of let’s talk about synergies with the other three major operators, we arrived at basically the same analysis independently with each operator. So, we are relatively confident that we can get to these levels of synergies.

Jeffrey Donnelly:	Great and then if I could just a question or two for Arnie, Arnie, does this trigger sort of a regulation restrictions for Marriott with your other manage products like in Orlando in the – hotel in DC or cannot be avoided by just keeping these hotels flag as a Gaylord brand of that is being separated distinct for Marriott?

Colin Reed:	Yes, this is banks just, good morning, this is not a contractual issue with our existing owners of products in the markets where Gaillard already has hotels. But obviously there will be key we interested in this and I think one of the powerful facts is that these our existing hotels the team a Gaylord has already done a really remarkable job growing our Cupid season the mid- 70s and a consequence we think that the impact risks to our existing owners are not significant.

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Confirmation # 85155233

Jeffrey Donnelly:	OK in the last question is, I don’t think I’ve ever seen Marriott enter a fight if you will that prove out to be (inaudible) some could argue that could be an outcome here maybe we haven’t heard from all of the parties out there, how do you think about the prospect of another party could emerge and divide up the strike this deal and I guess conceptually is Marriott prepared to consider evening I guess an offer if you will that could include real estate as well or guess how do you think about that?

Colin Reed:	Well, the obviously as Colin has described, they’ve run a full some process and have – I don’t know the details of never been on the other side of their boardroom door, and as much as we’ve got I think a great relationship for obvious reasons, we have not seen the details of the process that they’ve run, but as we’ve understood it, they have already communicated and encouraged to participate and have participation of our most principal competitors in involved in that process and I think that is a chapter which is behind us.

The notion that somebody could step in and buy the real estate is a fact of life and we’ll have to watch and see how that develops. You know our business model, I can’t imagine that we would step in and be a buyer of the Company as a whole.

Operator:	The next question in queue comes from the line of William Crow with Raymond James & Associates.

William Crow:	A couple of questions, Colin, I know just asked about the other shareholders, is your board unanimously behind or have they endorsed this transaction including the TRT representation?

Colin Reed:	The – I’m not sure I should disclose this but I’m going to, I’ll probably get my hand slapped by our corporate securities attorney that is sitting next to me but it was a 100 vote.

William Crow:	OK, that is helpful. If you guys could just provide – I know you don’t want to put all the details out there but if you could walk us through the prospective

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balance sheet changes specifically the DAC and where that goes at the end of the day, that would be helpful what were trying to guide you as a REIT?

Colin Reed:	One of the things that we are going to be doing, Bill, is Mark and Dave and I are going to be in New York next week on Monday and Tuesday, Arnie is going to be there as well. We have a lot of different independent meanings, but an perforation for that, we are going to be posting in the next 48 hours a investor presentation up on our investor relations Web site that will include a pro forma for 13 – 413, the stopping point will be consensus, CCF of our Company by the analysts for next year will be the consensus.

We are not publishing our own budget for next year because we’ve obviously will be working with Marriott over the course of the next months to put in operating plan together. But there will be a pro forma together with some discussion on what the balance sheet looks like. We can take you through it now or are you can for 24 hours and it will all be up there for you to digest. But look, markets you want to jump in on this the credit statistics of our Company will be quite compelling.

Mark Fioravnti:	Yes, our credit stats will improve at the end of the day, though, because the Company will generate a greater level of the cash flow. In terms of transactions, itself, we will have cash coming in with the proceeds from the sale to management, we will have some conversion and transaction costs, some cash taxes and then the cash portion of the business (inaudible) but when you net that all down we will still be a cash positive transaction force. So, this doesn’t require us to come out of pocket in terms of cash at increased leverage, it will in fact as I said improve our credit statistics going forward.

William Crow:	OK, one more for you Colin and then I won ask Arnie a question. As you think about being a REIT today and capturing the streets attention, what is your strategy above and beyond the four existing large assets? How do you envision managing the REIT?

Colin Reed:	Well, quite simply this, the expertise of our Company, if you think about – if you think about our team which will obviously be smaller going forward, we

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have several levels of expertise, the first expertise is that we think we really understand that group segment better than most organizations.

And so, the REIT strategy will focus on group orientated resorts prospectively, not just the ones we have. The difference going forward is that if you recall back four years ago five years ago before the world fell apart we had consecutive strategy called what became known as Gaylord light which was these hotels in the 500, 600, 700 rooms that are plentiful, several there are almost 100 hotels of these across the country that have anywhere from 75 thousand to 125,000 feet of meeting space.

We in the future will not have to be single a focused on hotels the Cingular brand Gaylord but we will understand the capability and potential of those hotels because of our expertise in these industry. The other thing is that this management team when you look at Mark and you look at David and me we’ve all been Chief Financial Officers for public companies and even though we spend our time over the last five years talking about operations, the financial management of the balance sheet is in our DNA.

And so I think that there is going to be great growth from the existing assets that we have. We think these assets can be expanded, the ones that we own today as the Marriott machine kicks in. We think those hotels have a lot more leverage in them and we think there is great opportunity to focus this Company on the group resorts across the country and that’s where we will be building a plan and sharing it with the shareholders in the months to come.

William Crow:	Are right and then final for me and for Arnie, if you could just talk about how you value to the stream to come up with the $210 million and then what is your Outlook for those it – expanding or will you at 10 to expand to be able to brand Gaylord through conversion opportunities between your existing brands or partnering with developers for results?

Arne Sorenson:	Yes, the – obviously, the Gaylord ran an auction here and so in many respects we simply had to compete on the price that we were paying. We do our own internal valuations which is very textbook stuff where we look at our cost of capital and the management fees, risk-adjusted that we expect to earn for this portfolio.

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With a 35-year based term, 2 percent base CNN incentive fee which should begin to pay in 2013, we look at a deal which is about eight times fees, it has significant value for us and is accretive for us obviously in every circumstance would love to pay last, but this is a deal which we think is a good high-quality deal for us. And really in many respects a easy decision from a financial perspective.

For those sitting externally and asking are thinking about alternatives, I’m sure one of the first alternatives with the all right what is the Company is the same amount of money to buy stock, we’ve obviously been aggressive in buying our stock for the last period of time, and I think one simple data point here is this is a more accretive transaction and the purchase of our own stock.

There are obviously other significant differences between those two transactions, but financially, we think this is a clear and substantial value creating deal. In terms of growth for the Gaylord brand, we are quite optimistic that there will be additional Gaylord’s over time.

The definition of this brand which is really illustrated by the four hotels that are in the system, makes it a longer-term process than other brands because these are big boxes with significant function space. Those are projects which are hard to get off the ground and which take years to get off the ground, but they are good hotels and good concepts and hopefully in the fullness of time we’ll see additional opportunities for them.

Operator:	The next question in the queue comes from the line of Kevin Milota with JPMorgan Chase.

Kevin Milota:	Good morning to all and congratulations on consummation of this deal here. Maybe Colin and Mark you could walk us through how you got to the 400 and $15 million in terms of the distribution and also the 80/20 split for top stock and cash?

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Colin Reed:	Sure, I’m laughing because this has been a war and peace. Trying to extract or trying to establish the true earnings and profits of a Company that has been in existence since 1920, that’s gone through the two, three major financial distributions in that period of time has been one of the hardest things we’ve done. And we’ve spent a lot of time with all of our professional advisors, Mark Q1 at some color in this?

Mark Fioravnti:	Yes, the profits we have been working through with our accounting firm – I guess for about six months and essentially walking through the history of the Company to the extent that documentation is available, and there is a process that you follow when you try to calculate the true economic earnings and profits of the Company. And then that’s what you have to purge prior to becoming a REIT. As Collins said, it has been a long and exhausting and very complex process. In terms of the 80/20, we requested a private letter from the IRS to provide for that distribution and we are waiting on their response. We think we will hear from them in the next several weeks. On their ruling as it relates to the distribution.

Colin Reed:	But, Mark, when see corporations do this and there’s not a lot of them have done this but there are a few that have done it, 80/20 tends to be the sweet spot, here.

Mark Fioravnti:	Yes, that is the maximum to minimize your cash that you can distribute.

Kevin Milota:	OK and the 200 and $10 million that you’re taking it for the brand sales that’s included in the four – for 415-450 million or is that in addition to that number?

Mark Fioravnti:	That’s included.

Kevin Milota:	OK, OK, very good, thanks, guys.

Operator:	The next question in queue comes from the line of Mario Gabelli with Gabelli & Co. been a.

Mario Gabelli:	Interesting dynamics can I just as I understand it the end of these like Marriott that were given the right to access the books, do they find an NDA that preclude them from coming back and bidding on the entire Company if that is what some dynamic occurs?

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Colin Reed:	Work – or do you have to have a board to position and release them from that?

Colin Reed:	Yes, it is the latter. But we did ask them to sign that, Carter.

Mario Gabelli:	So basically the mandate call and that they were looking at was bidding on the operation of the brand and not necessarily bidding on the entire Company?

Colin Reed:	That is correct, Mario, that was the starting. but obviously as bidders were no longer successful, we said to them, look, you are no longer successful in this process. It you haven’t one and if you desire to get your hands on these assets, you know the course of events that you have to take period. That is what we really said to the parties that have been looking –

Mario Gabelli:	Quickly, than others a lot of people in Q. does this deal with Marriott a signed deal or something to shareholder approval as part of the overall approval package?

Colin Reed:	Well it is subject to our shareholder approval not to Marriott.

Mario Gabelli:	That’s what I meant. We’ve got –

Colin Reed:	We’ve got to approve the transference of the C-Corp. to a REIT that is what our shareholders technically need to do.

Mario Gabelli:	But it is all part of a particular hundred $10 million of the day when it occurs is that a taxable event and can you use your NOL to shelter that?

Colin Reed:	That calculation includes the exhaustion of our NOLs to arrive at that number.

Mario Gabelli:	Slowdown the $210 million is after-tax is that what you’re saying?

Mario Gabelli:	After inclusion of your NOL or what?

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Colin Reed:	No $210 million of the net proceeds, we have NOLs that we will fully absorb and partially sheltering that. We will have about a $50 million tax Bill.

Mario Gabelli:	So your basically getting $260 million if I do that numbers in some other tech shelters using up your NOL [Company Note: This is not correct. The purchase price to be received is $210 million.]. The model of the conversion to a REIT as the wire has the model is that touched off that where they gave stock?

Colin Reed:	Hypothetically so then let’s one last net and then the convert you’re assuming the convert they can’t holders don’t get this package unless they convert is the way I read into this so you are in effect forcing them to convert I would think that if I’m a convert holder that is probably what I need otherwise I create a very synthetic piece of paper down the road.

Colin Reed:	the converts will just be assumed by the REIT when the REIT occurs and then the convert holders will convert in 2014.

Mario Gabelli:	Yes, into the synthetic package that is being created on the 80/20 rule, right? On the 80 percent stock 20 percent cash to pay your taxes is where the wire house bit?

Colin Reed:	Yes exactly.

Mario Gabelli:	If the tax rate rises substantially and you don’t close this until January do you adjust that tax rate based on a premise?

Colin Reed:	Well, that – our goal is to get it done this year.

Mario Gabelli:	Got it, got it thank you in obviously Outlook for tall of the details of the financials appreciate it moving along.

Operator:	The next question that we have comes from the line of Andrew Didora with BofA Merrill Lynch.

Andrew Didora:

Good morning everyone and congratulations on Gaylord and the deal across. A lot of my questions have been answered I just wanted to follow-up I know in your prepared commentary you talked about paying a substantial dividend.

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Obviously your cash flow profile increases in the REIT structure. Just curious in terms of have you thought about having cash that you would be willing to pay out as a dividend and one other follow-up.

Colin Reed:	Andrew, good morning, we have an established what are dividend policy would be at this point. That is where do we will be doing going forward as we establish that, but you are correct. The way we view this transaction is that, and they will obviously increase the Company’s cash flow and the funds that are available for distribution will be substantial.

Andrew Didora:	OK and then just won that I think about your external growth strategies, under the REIT structure in future you may be going after some more of a all call them the more Gaylord like type of deals the smaller hotels that you’ve are a big going after in developing the ones that need eyeing an – existing assets and converting that?

Colin Reed:	Correct.

Operator:	The next question in queue comes from the line of Joseph Greff with JPMorgan.

Joseph Greff:	Most of my questions or for Arnie. Arnie, I think you mentioned in your evaluation commentary in the second question on a multiple of fees, when you look at it on a multiple of 2013 EBITDA can you give us some help there how you’re thinking about that? And then two other questions, I’m presuming this $210 million acquisition is outside of your 2012 capital investment target guidance range of $600 million to $800 million range?

Colin Reed:	In the last question if you can help us in a tent Stan how the intent of management fee structure works? Is not a portfolio basis or an individual hotel basis and just how that management fee structure works compared to the general or most common management contracts that you have out there now? Thanks.

Arne Sorenson:

Only three questions, good morning. Let’s see EBITDA is about the same multiple as these would be so about eight. On 13 maybe eight and a little but certainly between eight and nine. It was not in our 2012 estimated capital

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directly. We had some unidentified in the last numbers we gave you in 2012, but I think net net this would imply a bit more investing in our business that we had talked about in our last quarterly earnings disclosure. And we will have to see what the impact of that is in the longer-term model. We will be holding as you know our analyst conference in Beijing and Shanghai later in June and we will certainly take the group through the – both the model, P&L model but also the investment and balanced sheet model when we are together and we will look at a multiyear look at that.

Joseph Greff:	And the incentive management fee questions?

Arne Sorenson:	the formula is a pool for the four hotels together and we will be getting a share of profits above a threshold that is fairly simple.

Colin Reed:	and we hope he makes a lot of money.

Joseph Greff:	Great, thanks a lot. Congratulations.

Operator:	The next question that we have in queue comes from the line of Steven Kent with Goldman Sachs.

Steven Kent:	Arnie, just to follow-up on Joe’s questions on the returns. Should we view this as a 10 percent return before incentives kick in and that seems like a lower return than your existing base of business Thomas on trying to understand where the motivation is and how high that could go? And then more on just logistics, how do you plan on cross-selling the Gaylord brand because it’s become Gaylord Marriott, do you put it in the autograph group, I’m trying to figure out how this would work back.

Arne Sorenson:	Yes, the – again, it is about 10 times bases so it is about a 10 percent return on bases that we expect they incentive fees to be in the money by 2013 and so you’re looking at a 12 or 12.5 kind of yield in 13 for us and obviously we think there is meaningful upside as we go from there. The approach on the brand and the next doors system Gaylord will be it’s own brand. One of the family of brands that we have that we’ll have full integration into the rewards program be available on Marriott. com and will have support from our sales force, but these hotels will also have a dedicated salespeople at property.

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Steven Kent:	In the contract doesn’t allow you to change the name of the hotel if you realized that, that will show a better return?

Arne Sorenson:	I don’t know about the contract, we don’t have it any intention of changing the name. I couldn’t tell you what’s in the contract. Calling, do you know?

Colin Reed:	I don’t think you have the right to change it.

Arne Sorenson:	I wouldn’t think so with the owner of that hotel and the intention is to keep them Gaylord’s.

Operator:	The next question from the phone comes from the line of Joshua Attie with Citigroup.

Joshua Attie:	Colin can you talk a little bit about the balance sheet strategy? There is currently a large credit balance what are your thoughts on fixed versus floating rate that as the Company transitions to a REIT work.

Colin Reed:	We will obviously move a way – look, right now the floating rate or the floating rate debt that we have are at historically unprecedented low rate. And we don’t see over the next 12 months with the prediction that the yield – it makes a lot of sense what we don’t have major capital needs to move debt from 2.25 over LIBOR two doing high-yield debt of 6.75 or 6.5 whatever it is, we don’t see over the next 12 months a compelling need to do that.

However, as the acquisition strategy and the growth strategy crystallizes, this is something that we will move to in an orderly way. We will move our balance sheet out to probably 50/50, 50 percent floating 50 percent term debt over the course of the fixed rate debt over the course of the next 12, 18 months as the markets get into a condition that makes that appealing to us.

Joshua Attie:	Thanks, and with will there be any formal strategic relationship between Marriott and Gaylord maybe where Marriott it’s right of first refusal on branded hotels that you might acquire and vice versa?

Well, if we – if we look at big resorts that we think would be absolutely benefited by putting them into quote the Gaylord brand, then of course we will

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be on Arnie’s doorstep and talk about that. And look one of the things that we have done over this last three to four, five, months is that we’ve gained a greater appreciation for the professionalism that this Company as we have two of the other – two of the other companies are big companies and what is a midsize Company.

So, we will be very selective – we will be selective in where we affiliate future assets with but are only – our only contractual agreement provides for, if we do something, if we can find a way to do Aurora in a way that doesn’t burden our balance sheet through this construction phase, and we ultimately end up with that asset once it’s open and operating and has the levels of the returns that we expect, we would put that with the Gaylord brand, with Marriott, but everything else we will be deciding upon what is best for the individual hotel.

Joseph Attie	Thank you and if I could discuss one more question, and you touched earlier on the external growth strategy of the REIT, but as you an argumentative takes a long time to develop that Gaylord convention hotels, so as the REIT acquires properties, is it – should we think about the REIT diversifying into other brands and the more traditional hotels?

Colin Reed:	Yes, simply, yes.

Joseph Attie:	Thank you talk about the strategy might be or are you there certain market that you like to target?

Colin Reed:	Well, what we have done – we have some embedded knowledge that is quite important, we think. We have spent the last five years understanding where meeting planners won ago, why they go, where they go, where they. But they would like to go in this has enabled us to build literately a geographic profile of markets that we think are very attractive.

That is what got us to Colorado, but when we look at the supply of hotels in the market, there was nothing in that market available to accommodate the need and the planning and the way we have traditionally dealt with the meeting planner these large groups.

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But as we did at this work that we did for five years ago, the research we did, we understood – we understand the meeting planners don’t just book large groups, they book it size groups and we know where they want to go. So, we believe we have the knowledge and the expertise to be able to selectively go into cities that we know meeting planners want to go to and acquire assets in those cities that under the right brand in the right flag in the right level of service, they will generate really good returns on investment.

So, all of that will be pulled together, we are going to be spending the next four or five months focused on getting all of our shareholder approvals in place. Focused on working with Marriott two get the synergies and then we will be sitting down with you guys, the analyst community and it investment community and describing to you in painstaking detail our growth strategy.

Joseph Attie:	OK, thank you very much.

Operator:	The next question that we have in the queue comes from the line of William Marks with JMP Securities.

William Marks:	Good morning Colin and team and Arnie, my first question on the $55 million cost, can you detail how much of that is cash, non-cash?

Colin Reed:	Most of it is cash. All of the bank fees and there is conversion costs of the hotels you want to go through Mark?

Mark Fioravanti:	Yes, it will all be cash, will, it is a combination of some of the conversion work we need to do moving over the management particularly around the systems side of the operation, the transaction costs as Colin mentioned and then obviously we will have some severance transition costs as we create some of the synergies.

Colin Reed:	OK, and is there an approximate number of people at the corporate level you’ll have then versus now that you care to give us?

William Marks:	Well it will be materially different and I think I’d rather hold on that until we’ve gone through the discussions with all of our people.

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Colin Reed:	Fair enough, on the attractions, you had mentioned something are there any plans they are, that the potential cash raised to buy hotels?

William Marks:	In other words selling attractions?

Colin Reed:	Well, I went to make this abundantly clear for this market, for the people in this market, the Opry, the Wyman, the WFM, the three legacy brand that are so precious to this community, there is no intent to do anything with these assets, we are not going to have a fire sale for these brands.

We think these brands particularly the Opry has the ability to grow, particularly the way people now listen to music and literally see music across the world. So, we intend to continue to focus on growing those brands in a way that – in the same way and in the same fashion that we have in the past. The other assets, if somebody comes to us and has a compelling idea to increase the value that our shareholders can get from the other assets we would of course look at that.

William Marks:	And there is no – based on the current four hotels, I guess and the Radisson, there is no violation of REIT rules with the attractions?

Colin Reed:	No, of course not, no, in fact if there were we would be doing it. We wouldn’t be suggesting where these assets go if there was a violation of the REIT –

William Marks:	OK couple of other things when you look at structuring the Company as a REIT, who was the comps that should we just assume it was a half a dozen of the current large full-service rates and there is really only one large REIT?

Colin Reed:	Obviously there’s about 15 REITs something like that – REIT something like that and what happens on these multiples, we just assume that the multiples stays where our see Corp. of people is which is I think the low 2000 and if you look at the sort of straight to 13, we’re at around 11 Mark, 11 times Mark. But, it beats trade very differently.

The quality REITs, when I say quality reads, you know this, you keep book on them, are the ones that have decent leverage, ones that have decent assets,

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ones that aren’t as volatile as others tend to trade well. The lower quality REITs, ones with high leverage, seem to not quite trade at the multiples that the really good REITs trade out.

And while what we believe fundamentally is that these assets are as good as they get. The total RevPAR that these assets generate are substantially as high as any other REITs – REIT the leverage that we have will be some of the – will be the best – one of the best leveraged REITs in REIT land and the third thing is because of the enormous cash flows that these four hotels generate, the dividend yield on this REIT is going to be very strong.

So, it is hard to compares to a three or four particular REITs, but our bankers convinced us that this REIT profile will be as good as any other in terms of distribution and in terms of things like balance sheet and quality of earnings.

So, look the other thing that I’d like to point out on these four assets of ours is that they dramatically outperformed the industry in 2009 when the industry was falling apart the cousin of the type of business we tend to put into these hotels. So, we think that this will be a REIT that should be very attractive to long-term investors.

William Marks:	OK, thank you just one final question. In terms of Marriott buying the brand, did that per click the real estate from being split up? Was it still a possibility with Marriott buying the brand that private equity for example could’ve bought the real estate and just this was the best deal for shareholders?

Colin Reed:	Well, look, here’s the bottom line, private equity tend to have IR our or tier in the 20 percent to 25 percent range and private equity and this is not a disparaging from it this is a reality tend to bottom fish. We believe these assets are going to be worth a hell of a lot of money over the next two to three years as this economy recovers. If anybody wants to pay is what we think these assets are worth, they need to – they know where we live. But the reality is, we think that it returns to shareholders by us retaining these assets over the next two to three years in this form is going to be profoundly different than a fire sale in a time when capital – when financing is not overly abundant and we just think that this is a – the very best outcome for the Company right now.

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William Marks:	OK, appreciate it. Thank you.

Colin Reed:	I think we’ll take one more question because we’ve got other interviews to do and I know Arnie is in the middle of a board meeting. So, we will take one more question and then you guys know where we are and we are available for the rest of the day and look forward to hearing from you. So, one more question, Ling, please.

Harry Curtus	Harry Curtis, Nomura

Harry Curtis:	Good morning a question for Arnie and a question for Colin. Arnie, you had mentioned the multiple on fees of about eight times if my math is right that is somewhere around 25 million dollars or is $26 million is that based on 2012 estimated profits or your estimate of 2013?

Arne Sorenson:	2013.

Harry Curtis:	OK,.

Arne Sorenson:	Actually 2013 in 2012 we don’t anticipate a takeover of these hotels until October so the impact in 12 will not be significant.

Harry Curtis:	OK and then as far as the notion of the share profits above a threshold, so, was the – did you pay – Peg 2012 profit center threshold and manual are in incentive management fee over and above that?

Arne Sorenson:	There are – there are six specific numbers that serve as the threshold about which we will share – take a share profits.

Harry Curtis:	OK can you give us a sense of what they are above or below 2012 levels?

Arne Sorenson:

They probably are about the same although I can tell you off the top of my head whether they’re exactly the same. I think they are not, but the math is not hard, here, obviously. Gaylord revenues are about $1 billion and the

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incentives fees or excuse me the bases are about 20 percent we would expect the incentive fees to be roughly around 5 percent in 13.

Colin Reed:	So, Harry, and Mark and Dave if I get this wrong, so, the way we started this discussion with all the operators is we gave them a bonus priority threshold and the bonus priority threshold was basically out – our 2013 long-range plan that was about $12 million or $15 million more in cash flow than we were on a run rate to do this year and of course we are outperforming where we were – where we thought we would be in 12.

So, that was the starting point and then we make the normal adjustments where you take out our capital replacement reserve and we said to the operators, this is where we would like you to start in terms of the onus priority for us. I think that was Mark where and David where we ended up?

Yes that is right in the approach we took was we wanted to ensure we had alignment of interest with our managers so as you know this is lower than the usual base management fee that incentive fee that we thought of taking accomplish the kinds of things we wanted to them to a comp was they would be in the money quickly and that in our mind creates (inaudible) with the manager and the other.

Harry Curtis:	Is that the typical 20 percent of operating profit work.

Colin Reed:	Yes, it’s a little bit different here, but it Cap said 20 percent for Marriott, but we have a different threshold in the first three years of operation I think that is right, David and Mark.

Colin Reed:	David is a hundred percent right we want Marriott to put their systems in drive revenue synergies try of cost synergies and we hope like crazy that Arne we are writing Arne at check every year for incentive fees that are tens of millions of dollars and if that works, we are all going to be so happy.

Harry Curtis:

So the Marriott shareholders, Colin just another quick question in terms of your breaking out the $20 million of cost savings, after you’ve already backed out the corporate cost savings, it sounds to me like after you net out the

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management fees that there is about $45 million to $55 million of cuddle cost illumination in this – in the remaining cost of about $130 million and so, I question is, what are the overlaps in the business that you are in the businesses that you are eliminating?

Colin Reed:	Well, what I try to say earlier, Harry, the number is somewhere around that $55 million to $60 million in aggregate. And what I was saying is that we’ve got $180 million of cost is right now that are dedicated to corporate and two running these hotels and this doesn’t include labor – include operating labor and the hotels this is just SG&A allocations for central services that we have plus the corporate expense.

And what we have done is we’ve recognized that there is going to be a whole slew of efficiencies here. We think Marriott because of their relationships with the vendor can help us drive $5,000,000.08 me dollars $10 million of just procurement savings across our Company. Just because of their expertise in this area. We believe that we have a combined sales and marketing budget which is in the $50 million basis that’s what we spend every year on our sales organizations and marketing organizations.

Now here’s Marriott with the biggest sales organization and marketing organization so there’s got to be synergy here and as we work with these folks that we work with the other operators, we recognize there is substantial synergy. We spent $50 million, $18 million a year in technology. They have – we spend I don’t know $6 million a year in just reservations systems in these hotels.

These guys have got wonderful central reservation services. We spend a lot of money on all of the accounting services of our Company, these people have very defined centralized systems that we can plug into.

And it is, Harry, the way to think about this is that if we were to state status going got a fifth to tell him a six-hotel, you wouldn’t see our costs going up 20 percent every time we had hotel, you would see that, we would talk them into our existing organization. So, here’s Marriott with 60 large convention hotels, a lot in this country and we think we can talk our hotels into their system and save a lot of money.

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Harry Curtis:	That’s very helpful, thanks for the detail and just one last follow-up on Colorado. Is there anything that the state can come back with that would change your perspective on wanting to develop Colorado and then if you don’t develop Colorado, have you spent any money say on options or land options and so forth that will have to be written down?

Colin Reed:	Well, we’ve got – we got some reopening into Colorado project that we spent approximately over two-point five years over $1 million. The lenders as we land deal and we got it for a peppercorn so there is no option costs there. But let me say this, this is a wonderful hotel location and what we want to figure out is finding a partner that will do it off our balance sheet to get this hotel up and running and then – and for it to do what it we think it will do this market.

And but what we do recognizes as a Real Estate Investment Trust, we are not in the development business. Hotel companies that are configured not hotel companies, breeds that are in the hospitality sector do not develop – develop on their own balance sheets. And what we’ve got to figure out is how we get this done because this is going to be a screamer of a deal and a world-class hotel and Marriott has a desire to have it in the Gaylord system. We like the idea of running it three or four years from now and we’ve got to figure out how we do it.

Harry Curtis:	OK, that is great. Thank you.

Colin Reed:	But I would like to, Lynne, thanks everybody for joining us today. This has been a long Q&A session. This is obviously a big deal for our Company. Like to thanks Arnie for all of the work is people have put in over the last two to three months making really tremendous to work with and we look forward to a long fruitful partnership with Marriott. So, if you have any other questions, you know where we are. Arnie anything from you?

Arne Sorenson:	No, thank you all and again congratulations to Colin and your entire team. We are thrilled to be perceiving with you guys. Thanks the rest of you for your time this morning.

Colin Reed:	Male: Thank you.

Operator:	This concludes today’s conference call, you may now disconnect.

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